SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of [March 16, 2018,] by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and NexPoint Strategic Opportunities Fund (f/k/a NexPoint Credit Strategies Fund) (the “Company”).

1.	The Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $0.001 per share (“Common Stock”), on [April 4, 2018] (the “Record Date”), the right (“Rights”) to subscribe for units (“Units”), each Unit consisting of one full share of Common Stock. Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on [April 25, 2018] or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). One (1) Right is being issued for each Share of Common Stock held on the Record Date. Three Right(s) and payment in full of the estimated subscription price of $22.95 (the “Subscription Price”) is/are required to subscribe for one Unit. Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Units that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right to subscribe for additional Units, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privileged”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated [March 19, 2018] (the “Prospectus”).

2.	The Subscription Agent is hereby appointed to affect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and reasonably believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions); and

(c)	resolutions adopted by the board of trustees of the Company in connection with the Rights Offering, certified by the secretary of the Company.

4.	As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)	Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check or bank draft payable at par (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Unit duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

(b)	As soon as practicable after the Expiration Date the Subscription Agent shall calculate the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Units that can be subscribed for under the Basic Subscription Right. The Units available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Units”). Where there are sufficient Remaining Units to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Additional Units subscribed for. If the aggregate number of Units subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Units, the number of Remaining Units allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Units by a fraction of which the numerator is the number of shares of Common Stock held by that participant as of the Record Date and the denominator is the aggregate number of shares of Common Stock outstanding as of the Record Date. Any fractional Unit to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole Unit.

(c)	Upon calculating the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)	Upon calculating the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Units subscribed for has been delivered, the Subscription Agent shall mail, as contemplated in subsection (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of Units is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e)	Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by it in a segregated, non- interest-bearing account. Upon mailing certificates representing the securities and refunding subscribers for additional Units subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Units issued in the Rights Offering.

6.	Until 5:00 P.M., New York City time, on the third Business Day (as defined below) prior to the Expiration Date, the Subscription Agent shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates. As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

7.

The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Company’s Common Stock.

8.	Upon written request, the Subscription Agent shall deliver to the Company copies of the exercised Subscription Certificates in accordance with written directions received from the Company. The Subscription Agent shall deliver to the subscribers who have duly exercised Rights, at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

9.	The Subscription Agent shall notify the Company by telephone on or before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice and (ii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iii) the cumulative total of the information set forth in clauses (i) and (ii) above. At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) and (ii) above. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

10.	With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
James Dondero	President
Frank Waterhouse	Treasurer
Clifford Stoops	Assistant Treasurer
Dustin Norris	Secretary

11.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

12.	The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law. The Subscription Agent shall also provide information agent services to the Company on terms to be mutually agreed upon by the parties hereto.

13.	The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) (together, “Liabilities”) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such Liabilities incurred as a result of the gross negligence, bad faith or willful misconduct of the Subscription Agent. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

14.	Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

NexPoint Strategic Opportunities Fund

300 Crescent Court

Suite 700

Dallas, Texas 75201

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: General Counsel

Tel: (718) 921.8200

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

15.	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

16.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

17.	Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

18.	No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

19.	Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

NEXPOINT STRATEGIC OPPORTUNITIES

FUND

	By:	/s/ Dustin Norris
		Name:	Dustin Norris
		Title:	Secretary

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin, SVP
Name: Michael Legregin, SVP
Title: Senior Vice President

Fee Schedule

Administration fee $45,000.00

Per subscription processed $15.00

Per subscription withdrawn $10.00

Each extension to Expiration Date $3,500.00

DTC new CUSIP eligibility fee $1,000.00 (if applicable)

Customary out-of-pocket and extraordinary expenses

Fees are payable on or prior to the launch date

Santander Bank NA.

601 Penn Street

Reading, PA 19601

ABA # 231372691

SWIFT CODE: SVRNUS33

For further credit to: American Stock Transfer & Trust, LLC

6201 15TH Avenue

Brooklyn, NY 11219

Account # 3036002123

Reference: NexPoint Strategic Opportunities Fund

Attn: Accounts Receivable

The party below is responsible for payment of the fees:

Name: NexPoint Strategic Opportunities Fund

Attention: Dustin Norris

Address: 300 Crescent Court

Address: Suite 700

Address: Dallas, Texas 75201

Facsimile: 972.628.4147

Phone: 972.628.4100

Email: DNorris@highlandfunds.com

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as Subscription Agent and are subject to adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Out-of-pocket expenses include, but are not limited to, 1099’s (calculations, production, print, mail, and IRS reporting), cost basis calculations and reporting, and regulatory mailings. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST. Services in addition to and not contemplated in this Agreement including but not limited to document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.